                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        TRUMP                       DONALD                            J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    725 Fifth Avenue
--------------------------------------------------------------------------------
                                   (Street)

       New York                     New York                        10022
--------------------------------------------------------------------------------
        (City)                      (State)                         (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Trump Hotels & Casino Resorts, Inc. (NYSE: DJT)
--------------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Statement for Month/Year  September 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer              X  10% Owner    ___ Other
    ---             ---                     ---
                        (give title below)                       (specify below)

    Chairman of the Board, President &
    ----------------------------------
    Chief Executive Officer
    -----------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ---
    ___  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

---------------------------------------------------------------------------------------------------------------------------------
1. Title of Security (Instr. 3)  2. Trans-  3. Trans-     4. Securities Acquired    5. Amount of        6. Owner-     7. Nature
                                    action     action        (A) or Disposed of (D)    Securities          ship          of In-
                                    Date       Code          (Instr. 3, 4 and 5)       Beneficially        Form:         direct
                                    (Month/    (Instr. 8)                              Owned at            Direct        Bene-
                                    Day/                                               End of              (D) or        ficial
                                    Year)                                              Month               Indirect      Owner-
                                                                                       (Instr. 3 and 4)    (I)           ship
                                                                                                           (Instr. 4)    (Instr. 4)
                                 ------------------------------------------
                                               Code   V     Amount  (A) or   Price
                                                                      (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/05/01       P           5,400     A      $1.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/07/01       P          17,000     A      $1.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/10/01       P          10,100     A      $1.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/17/01       P          22,900     A      $1.90
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/17/01       P           7,000     A      $1.88
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/17/01       P           3,000     A      $1.85
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/18/01       P          42,000     A      $1.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                          9/21/01       P           8,000     A      $1.75
------------------------------------------------------------------------------------------------------------------------------------

                               -Page 1 of 3 Pages-

ORM 4 (continued)       Table II--Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of               rect (I)      4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal    /S/ DONALD J. TRUMP                  October 3, 2001
                                                                         -------------------                  ---------------
   Criminal Violations.                                                  **Signature of Reporting Person      Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             DONALD J. TRUMP




Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                               -Page 2 of 3 Pages-

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        TRUMP                       DONALD                           J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

725 Fifth Avenue
--------------------------------------------------------------------------------
                                   (Street)

  New York                         New York                           10022
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

Trump Hotels & Casino Resorts, Inc. (NYSE; DJT)
--------------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year     September 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share   9/21/01      P              4,400         A         $1.50      1,470,000             D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                         50             1            By Son
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                         50             1            By Son
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                         50             1            By Daughter
------------------------------------------------------------------------------------------------------------------------------------

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                              -Page 3 of 3 Pages-